EXHIBIT 10.14

Certain identified information has been excluded from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because such information both (i) is not material and (ii) would likely cause competitive harm if publicly disclosed. Excluded information is indicated with brackets and asterisks.

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (“Settlement Agreement”) is entered into by and between REGENXBIO Inc. (“REGENXBIO”) and Abeona Therapeutics Inc. (“Abeona”) and is effective as of the date of the last signature hereto (the “Effective Date”). REGENXBIO and Abeona are collectively referred to as the “Parties” in this Settlement Agreement, and each a “Party”.

RECITALS

WHEREAS, REGENXBIO and Abeona were parties to a License Agreement dated November 4, 2018, as amended on November 4, 2019 (the “License Agreement”), whereby REGENXBIO licensed certain adeno-associated virus serotype 9 (“AAV9”) technology to Abeona for the exclusive use in four specific fields: (a) treatment of Neuronal Ceroid Lipofuscinosis-1 (“CLN1”); (b) treatment of Neuronal Ceroid Lipofuscinosis-3 (“CLN3”); (c) treatment of Mucopolysaccharidosis type IIIA (“MPS IIIA”); and (d) treatment of Mucopolysaccharidosis type IIIB (“MPS IIIB”);

WHEREAS, the License Agreement terminated on May 2, 2020;

WHEREAS, on May 25, 2020, Abeona filed a Demand for Arbitration with the American Arbitration Association (“AAA”), styled Abeona Therapeutics Inc. v. REGENXBIO Inc., Case No. 01-20-0005-3750 (the “First Arbitration”) and asserted a breach of contract claim against REGENXBIO;

WHEREAS, on June 10, 2020, REGENXBIO filed an Answer to Abeona’s Demand for Arbitration in the First Arbitration and asserted a counterclaim for breach of contract against Abeona;

WHEREAS, the First Arbitration proceeded through discovery, an evidentiary hearing, and post-hearing briefing;

WHEREAS, on July 13, 2021, the tribunal in the First Arbitration issued a final arbitration award that denied Abeona’s claim against REGENXBIO, upheld REGENXBIO’s counterclaim against Abeona, and awarded REGENXBIO an amount of $34,125,094.73;

WHEREAS, on July 16, 2021, REGENXBIO initiated a special proceeding in New York state court to confirm the final arbitration award from the First Arbitration, as amended on July 23, 2021 and supplemented on August 13, 2021, styled In the Matter of the Application of REGENXBIO Inc. v. Abeona Therapeutics Inc., Index No. 654413/2021 (“the Enforcement Petition”);

WHEREAS, on August 5, 2021, the tribunal in the First Arbitration issued the corrected final arbitration award, which adjusted the amount that Abeona owed REGENXBIO to $33,648,000.00;

WHEREAS, on August 9, 2021, Abeona filed a Demand for Arbitration with the AAA, styled Abeona Therapeutics Inc. v. REGENXBIO Inc., AAA No. 01-21-0016-0896 (the “Second Arbitration”), and together with the First Arbitration (“the Arbitrations”);

WHEREAS, on September 14, 2021, REGENXBIO filed an Answering Statement, Counterclaim, and Request for Permission to File a Dispositive Motion in the Second Arbitration;

WHEREAS, on September 28, 2021 Abeona filed an Answering Statement to REGENXBIO’s Counterclaim in the Second Arbitration;

WHEREAS, the Parties have agreed to resolve the current disputes between them, namely the Arbitrations and the Enforcement Petition, and set forth below the terms and conditions of their resolution; and

WHEREAS, the Parties have agreed that this Settlement Agreement will not include a license of any kind from REGENXBIO to Abeona, and any future license between the Parties would have to be negotiated separately and require additional consideration than the consideration set forth in this Settlement Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained in this Settlement Agreement, and for good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties agree as follows:

AGREEMENT

1. Settlement Payment: As consideration for REGENXBIO’s execution of and compliance with this Settlement Agreement, including without limitation its Release of claims as set forth in Section 5(b) below, Abeona will pay REGENXBIO a total of $30,000,000.00 (in United States Dollars) (the “Settlement Payment”), which shall be payable as follows:

(a) $20,000,000.00 within [****] of the Effective Date (the “First Installment of the Settlement Payment”);
(b) $5,000,000.00 on the first anniversary of the Effective Date (the “Second Installment of the Settlement Payment”); and

(c) $5,000,000.00 on the earlier of: (i) the third anniversary of the Effective Date; or (ii) the closing of a Strategic Transaction (the “Third Installment of the Settlement Payment”). The term “Strategic Transaction” shall mean any transaction to which Abeona or any affiliate is a Party and through which Abeona receives or becomes due to receive at least [****] from a counterparty or counterparties, including, [****]. For the avoidance of doubt, and without limitation, a Strategic Transaction shall not include any financing transaction or any transaction under Abeona’s 2015 Equity Incentive Plan or at-the-market offering of Abeona’s stock.

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As security for its obligation to pay the Second Installment of the Settlement Payment, Abeona will provide REGENXBIO with an irrevocable standby letter of credit in the amount of $5,000,000.00 guaranteed by a reputable financial institution formed under the federal laws of the United States and which is reasonably acceptable to REGENXBIO within [****] of the Effective Date. The First Installment of the Settlement Payment, Second Installment of the Settlement Payment, and Third Installment of the Settlement Payment will be made via wire transfer. [****].

2. Notice of Strategic Transaction: Abeona agrees to notify REGENXBIO’s Chief Legal Officer in writing at least [****] before the anticipated closing of any Strategic Transaction that is scheduled to occur before the third anniversary of the Effective Date. REGENXBIO must maintain any such information in confidence, and must not use any such information for the purpose of engaging in any securities transaction, unless and until such information is announced publicly by Abeona or another party. REGENXBIO further agrees that it will not use any such information in a manner that competes with Abeona or that interferes with an anticipated Strategic Transaction.

3. Joint Stipulations of Discontinuance and Dismissal: The Parties agree to execute and file a joint stipulation of discontinuance dismissing the Enforcement Petition and a joint stipulation dismissing the Second Arbitration within [****] of REGENXBIO’s receipt of and final clearance of the First Installment of the Settlement Payment described in Section 1 above. The Parties further agree to send a joint email to the AAA and the three arbitrators for the Second Arbitration within [****] of the Effective Date, informing them that the Parties have resolved their dispute.

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4. No Admission of Fault or Liability: REGENXBIO and Abeona agree that their mutual willingness to enter into this Settlement Agreement does not constitute, and shall not be construed as, any admission or acknowledgement of any fault or wrongdoing by either Party. REGENXBIO and Abeona agree that they will not represent to anyone that the other Party’s willingness to enter into this Settlement Agreement constitutes or represents an admission or acknowledgement of fault, breach, or any unlawful conduct or activity.

5. Mutual Releases.

(a) Release by Abeona: Abeona, on behalf of itself and all of its affiliates, officers, directors, employees, shareholders, legal representatives, successors and assigns (collectively, the “Abeona Releasing Parties”), forever releases and discharges REGENXBIO, its officers, directors, shareholders, affiliates, employees, contractors, agents, successors, and assigns and other legal representatives (collectively, the “REGENXBIO Released Parties”), from any and all claims, demands, actions, judgments and executions arising out of or relating to the License Agreement that it ever had, now has, or may have in the future, known or unknown, or that anyone claiming through them may have or claim to have against the REGENXBIO Released Parties, including but not limited to, all of the claims asserted by Abeona in the Arbitrations; provided, however, that the foregoing release does not preclude Abeona from asserting any available counterclaim or defense in any future action brought by any REGENXBIO Released Party arising out of or relating to alleged improper use, misuse, misappropriation, or infringement of any formerly Licensed Technology as defined in Section 1.20 of the License Agreement or any other intellectual property rights of REGENXBIO. For the avoidance of doubt, the foregoing release does not apply to any claim, demand, action, judgment, or execution that Abeona may have, initiate, or obtain against REGENXBIO for a breach of any obligation under this Settlement Agreement.

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(b) Release by REGENXBIO: Upon both REGENXBIO’s receipt and final clearance of the First Installment of the Settlement Payment and REGENXBIO’s receipt of the letter of credit securing the Second Installment of the Settlement Payment set forth in Section 1 above, REGENXBIO, on behalf of itself and all of its affiliates, officers, directors, employees, shareholders, legal representatives, successors and assigns (collectively, the “REGENXBIO Releasing Parties”), forever releases and discharges Abeona, its officers, directors, shareholders, affiliates, employees, contractors, agents, successors, and assigns and other legal representatives (collectively, the “Abeona Released Parties”), from any and all claims, demands, actions, judgments and executions arising out of or relating to the License Agreement, that it ever had, now has, or may have in the future, known or unknown, or that anyone claiming through them may have or claim to have against the Abeona Released Parties, including but not limited to, all of the claims asserted by REGENXBIO in the Arbitrations and in the Enforcement Petition; provided, however, that the foregoing release does not extend to any past, present, or future claims, demands, actions, judgments and executions arising out of or relating to improper use, misuse, misappropriation, or infringement of any formerly Licensed Technology as defined in Section 1.20 of the License Agreement or any other intellectual property rights of REGENXBIO, nor does it extend to any claim, demand, action, judgment, or execution that REGENXBIO may have, initiate, or obtain against Abeona for a breach of any obligation under this Settlement Agreement. For the avoidance of doubt, the foregoing release does not grant Abeona a license of any kind to the Licensed Technology or any other intellectual property rights of REGENXBIO, nor does it reinstate the License Agreement.

(c) Additional Agreements: The Parties agree and confirm that the Settlement Payment is intended to be a contemporaneous exchange for new value given to Abeona in the form of the consideration provided under this Settlement Agreement, including, among other things, the Release by REGENXBIO against Abeona set forth in Section 5(b), which is an essential part of this Settlement Agreement. Abeona covenants and agrees that neither it nor any of its affiliates shall file a voluntary petition for relief under the United States Bankruptcy Code (the “Bankruptcy Code”) or make an assignment for the benefit of creditors within [****] of REGENXBIO’s receipt and final clearance of the First Installment of the Settlement Payment, the Second Installment of the Settlement Payment, or the Third Installment of the Settlement Payment. Abeona further covenants and agrees that it will (and it will cause its affiliates to) timely oppose the entry of an order for relief with respect to any involuntary petition under the Bankruptcy Code that may be filed with respect to Abeona or any of its affiliates. In the event that any portion of the Settlement Payment is avoided for any reason or REGENXBIO is required to turnover any portion of the Settlement Payment for any reason, the release in Section 5(b) of this Settlement Agreement shall be void ab initio, and REGENXBIO shall be entitled to assert its claims against Abeona or its estate, solely to the extent that such claim exceeds the portion of the Settlement Payment that was not avoided or turned over.

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6. Dispute Resolution: In the event of any controversy or claim arising out of or relating to this Settlement Agreement, the Parties shall first attempt to resolve such controversy or claim through good faith negotiations for a period of not less than [****] following notification of such controversy or claim to the other Party. If such controversy or claim cannot be resolved by means of such negotiations during such period, then such controversy or claim shall be resolved by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with the Commercial Arbitration Rules of the AAA in effect on the date of commencement of the arbitration, subject to the provisions of this Section 6. The arbitration shall be conducted as follows:

(a) The arbitration shall be conducted by three arbitrators and shall be conducted in English and held in New York, New York.

(b) In its demand for arbitration, the Party initiating the arbitration shall provide a statement setting forth the nature of the dispute, the names and addresses of all other parties, an estimate of the amount involved (if any), the remedy sought, otherwise specifying the issue to be resolved, and appointing one neutral arbitrator. In an answering statement to be filed by the responding Party within [****] after confirmation of the notice of filing of the demand is sent by the AAA, the responding Party shall appoint one neutral arbitrator. Within [****] from the date on which the responding Party appoints its neutral arbitrator, the first two arbitrators shall appoint a chairperson.

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(c) If a Party fails to make the appointment of an arbitrator as provided in Section 6(b), the AAA shall make the appointment. If the appointed arbitrators fail to appoint a chairperson within the time specified in Section 6(b) and there is no agreed extension of time, the AAA shall appoint the chairperson.

(d) The arbitrators will render their award in writing and, unless all Parties agree otherwise, will include an explanation in reasonable detail of the reasons for their award. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators will have the authority to grant injunctive relief and other specific performance; provided that the arbitrators will have no authority to award damages in contravention of this Settlement Agreement, and each Party irrevocably waives any claim to such damages in contravention of this Settlement Agreement. The arbitrators will, in rendering their decision, apply the substantive law of the State of New York, without giving effect to conflict of law provisions that may require the application of the laws of another jurisdiction. The decision and award rendered by the arbitrators will be final and non-appealable (except for an alleged act of corruption or fraud on the part of the arbitrator).

(e) The Parties shall use their reasonable efforts to conduct all dispute resolution procedures under this Settlement Agreement as expeditiously, efficiently, and cost-effectively as possible.

(f) All expenses and fees of the arbitrators and expenses for hearing facilities and other expenses of the arbitration will be borne equally by the Parties unless the Parties agree otherwise or unless the arbitrators in the award assess such expenses against one of the Parties or allocate such expenses other than equally between the Parties. Each of the Parties will bear its own counsel fees and the expenses of its witnesses except to the extent otherwise provided in this Settlement Agreement or by applicable law.

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(g) Compliance with this Section 6 is a condition precedent to seeking relief in any court or tribunal in respect of a dispute, but nothing in this Section 6 will prevent a Party from seeking equitable or other interlocutory relief in the courts of appropriate jurisdiction, pending the arbitrators’ determination of the merits of the controversy, if applicable to protect the confidential information, property, or other rights of that Party or to otherwise prevent irreparable harm that may be caused by the other Party’s actual or threatened breach of this Settlement Agreement.

7. Applicable Law: This Settlement Agreement shall be construed and governed in accordance with the law of the State of New York, without giving effect to conflict of law provisions that may require the application of the laws of another jurisdiction.

8. Integration, Modification, and Waiver.

(a) This Settlement Agreement constitutes the entire agreement between REGENXBIO and Abeona concerning the full and final resolution of any current, potential, or future claims between or against REGENXBIO and Abeona arising from the License Agreement, the Arbitrations, and the Enforcement Proceeding. It sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between REGENXBIO and Abeona, and supersedes and terminates any and all prior agreements and understandings between REGENXBIO and Abeona related to the same subject matter.

(b) No alteration, amendment, change, or addition to this Settlement Agreement shall be binding on REGENXBIO or Abeona unless reduced to writing and signed by the respective authorized officers of REGENXBIO and Abeona.

(c) No waiver of any provision of this Settlement Agreement shall be deemed to be a waiver of any other provision, whether or not similar. No such waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party charged with the waiver. The headings in this Settlement Agreement are used solely for convenience and in no way define or limit the scope of this Settlement Agreement.

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9. Confidentiality: REGENXBIO and Abeona agree to maintain as confidential, and not disclose to any third party, any of the terms of this Settlement Agreement, provided, however, that the foregoing shall not prohibit disclosure, statements or testimony (a) to entities or persons with a bona fide need to know the terms of this Settlement Agreement who are subject to an obligation of confidentiality, including but not limited to [****], (b) as may be necessary to comply with, effectuate or enforce the terms of this Settlement Agreement, (c) in connection with any type of regulatory investigation, examination, or audit, or (d) as required by law or regulatory requirements, or if otherwise compelled by legal process or court order. In the event that a Party is required by law or the rules of the U.S. Securities and Exchange Commission (“SEC”) to make any such disclosure under Section (9)(d), the Parties agree to (i) share a draft in advance of the issuance of such disclosure and take reasonable comments from the other Party, and (ii) in the event that any such disclosure requires filing of this Settlement Agreement with the SEC, the Parties agree to share proposed redactions and take reasonable comments from the other Party.

10. Non-Disparagement: The Parties agree not to disparage the other Party, any of the REGENXBIO Released Parties, any of the Abeona Released Parties, or any of either Party’s products or product candidates, at any time following the execution of this Settlement Agreement. For clarity, this non-disparagement provision will not preclude the Parties from providing truthful testimony in any judicial or arbitral proceeding.

11. Attorneys’ Fees and Costs: REGENXBIO and Abeona acknowledge that they each have incurred legal fees and expenses in connection with the Arbitrations, the Enforcement Petition, and the issues referenced in this Settlement Agreement. REGENXBIO and Abeona agree that they each will bear all of their own legal fees and expenses related to the Arbitrations, the Enforcement Petition, and this Settlement Agreement.

12. Authority To Sign and Agree: REGENXBIO and Abeona confirm and agree that the individuals listed below and who sign this Settlement Agreement are duly authorized to sign on behalf of the Party listed and agree to the terms and obligations set forth in this Settlement Agreement.

13. Time Is of the Essence. Time is of the essence for performance of this Settlement Agreement, including without limitation Section 1 of this Settlement Agreement.

14. Counterparts: This Settlement Agreement may be executed in counterparts, each of which shall be an original, but such counterparts shall constitute one and the same instrument. This Settlement Agreement may be executed and delivered via e-mail with a .pdf file. The signature of either Party on such document, for purposes hereof, will be considered an original signature, and the transmitted document will have the same binding effect as an original signature on an original document. Delivery of an executed counterpart of a signature page to this Settlement Agreement by e-mail or other electronic transmission (including in .pdf format or via DocuSign) will be as effective as delivery of a manually executed original counterpart of each such instrument.

[Remainder of Page Intentionally Left Blank]

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THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THE FOREGOING SETTLEMENT AGREEMENT AND ACCEPT AND AGREE TO ALL OF ITS PROVISIONS. THE PARTIES EXECUTE THIS SETTLEMENT AGREEMENT VOLUNTARILY, WITHOUT ANY DURESS, AND WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.

The Parties have executed this Settlement Agreement on the dates indicated below.

REGENXBIO Inc.

Dated:	11/12/2021	By:	/s/ Kenneth Mills
		Name:	Kenneth Mills
		Title:	President & Chief Executive Officer

Abeona Therapeutics Inc.

Dated:	Nov 12th, 2021	By:	/s/ Vishwas Seshadri
		Name:	Vishwas Seshadri
		Title:	President & Chief Executive Officer

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